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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



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                                    FORM 8-K
                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 18, 1998


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                             HEALTHDESK CORPORATION
             (Exact name of registrant as specified in its charter)



         California                        0-21819                94-3165144
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer)
     incorporation or                                        Identification No.)
       organization)



    2560 Ninth Street, Suite 220
        Berkeley, California                                      94710
(Address of principal executive offices)                        (Zip Code)



       Registrant's telephone number, including area code: (510) 883-2160

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Item 5.  Other Events.

On August 18, 1998, HealthDesk Corporation ("HealthDesk"), MC Informatics, Inc. ("MCIF"), and MC Acquisition Corporation, a wholly-owned subsidiary of HealthDesk ("Sub"), entered into an Agreement and Plan of Reorganization (the "Agreement"). Under the Agreement, Sub will merge with and into MCIF and the holders of MCIF capital stock will be entitled to receive approximately 5 million shares of the Company's Common Stock; provided, however, that in no event shall HealthDesk issue less than forty percent (40%) of HealthDesk's capital stock in this transaction. The Agreement has been approved by the respective Boards of Directors of HealthDesk and MCIF, and the transactions contemplated thereby are subject to the approval of the respective shareholders of HealthDesk and MCIF and other customary closing conditions. The acquisition contemplated by the Agreement is intended to qualify as a tax-free reorganization.

On September 29, 1998, HealthDesk, Patient Infosystems, Inc. ("PATI") and Patient Infosystems Acquisition Corp. ("Buyer") entered into an Asset Purchase Agreement (the "Asset Agreement") pursuant to which HealthDesk sold substantially all of its assets to Buyer and in exchange, Buyer agreed to deliver to HealthDesk at the closing approximately $635,000. In addition, Buyer has agreed to assume and discharge liabilities and obligations but only to the extent that such liabilities or obligations accrue on or after the closing date.

Item 7.           Financial Statements and Exhibits.

         (a)      Financial statements of business acquired.

                           Not applicable.

         (b)      Pro forma financial information.

                           Not applicable.

         (c)      Exhibits.

    Exhibit No.                                      Description
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        2.1          Agreement and Plan of Reorganization dated August 18, 1998, by and among HealthDesk, MCIF and Sub.

       10.1 Asset Purchase Agreement dated September 29, 1998, by and among HealthDesk, PATI and Buyer.

       99.1          Press Release of HealthDesk dated August 21, 1998.

       99.2          Press Release of HealthDesk dated October 2, 1998.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  HealthDesk Corporation


October 5, 1998                                   By: /s/ Ledia Ouyang
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                                                      Ledia Ouyang
                                                      Controller



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